UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 30, 2005

Parametric Technology Corporation

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts

(State or Other Jurisdiction of Incorporation)

0-18059	04-2866152
(Commission File Number)	(IRS Employer Identification No.)

140 Kendrick Street Needham, Massachusetts	02494-2714
(Address of Principal Executive Offices)	(Zip Code)

(781) 370-5000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Parametric Technology Corporation (“PTC”) has entered into an agreement providing for the acquisition of Arbortext, Inc. (“Arbortext”) for approximately $190 million in cash. The transaction has been approved by the requisite vote of the Arbortext stockholders.

Under an Agreement and Plan of Merger dated as of June 30, 2005 (the “Merger Agreement”) by and among PTC, Arbortext, PTC Maple Corporation ( “Merger Sub”), and a representative of the Arbortext stockholders, Merger Sub will merge into Arbortext, which will as a result become a wholly owned subsidiary of PTC. The Merger Agreement provides for PTC to be indemnified for losses resulting from breaches of Arbortext’s representations, warranties and covenants, certain tax liabilities, and certain other matters. The sum of $19 million of the purchase price will be placed in escrow as the exclusive source, subject to certain exceptions, for satisfaction of such losses as to which claims are made by December 31, 2006.

Completion of the Merger is subject to customary conditions, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Either party may terminate the Merger Agreement if the closing has not occurred on or before October 4, 2005. The companies expect to close the transaction during PTC’s fourth fiscal quarter of 2005.

Item 8.01. Other Events

On July 6, 2005, PTC issued a press release, a copy of which is filed as Exhibit 99.1 hereto, announcing that it had entered into the Merger Agreement.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits:

Exhibit 99.1         Press Release dated July 6, 2005.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Parametric Technology Corporation

Date: July 6, 2005	By:	/s/ Cornelius F. Moses, III
Cornelius F. Moses, III
Executive Vice President and Chief Financial Officer

3